Exhibit 99.1

Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

BullFrog AI Announces Positive Data from Preclinical Study Evaluating Novel Prodrug of Mebendazole for Treatment of Glioblastoma

BullFrog AI’s patented drug BF-223 Demonstrates Anti-Cancer Activity Against Glioblastoma in Established Animal Model

Gaithersburg, MD – September 26, 2023 – BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced positive data in a preclinical study investigating the anti-cancer activity of a novel prodrug of mebendazole for the treatment of glioblastoma. The study assessed the relative efficacy of BF-222, a novel formulation of mebendazole that has been evaluated in clinical trials, and BF-223, a novel prodrug of mebendazole with improved solubility and bioavailability relative to BF-222, compared with placebo in mice that had been implanted with tumor cells as a model for human glioblastoma.

Animals treated with BF-223 had an average survival time of 27.9 days compared with 27.3 days for mice treated with BF-222 and 23.4 days for mice given placebo. Mice treated with BF-223 were administered 80% of the dose that mice treated with BF-222 received, and improved outcomes for both treatment groups were statistically significant compared to placebo. In addition, animals treated with equivalent doses of BF-222 and BF-223 showed comparable and significant reduction in tumor growth compared to control animals during the study.

“This is the first study to demonstrate that BF-223, a novel mebendazole prodrug, has anti-cancer activity in animals,” said Vin Singh, Chairman and CEO of BullFrog AI. “The data from this study, combined with BF-223’s improved properties, gives us confidence that BF-223 has potential to be an effective treatment in the fight against glioblastoma, a form of cancer for which there are few good treatment options. We are currently pursuing partnering opportunities for BF-222 and BF-223 with pharmaceutical companies and are confident that these data will assist in that effort.”

About Glioblastoma

Glioblastoma is a fast-growing and aggressive type of cancer that occurs in the brain or spinal cord. It is the most common malignant tumor of the central nervous system (CNS), accounting for nearly 50% of primary malignant tumors occurring in the CNS. Treatment options include surgery, radiation and chemotherapy with the drug temozolomide, but the prognosis for survival in patients diagnosed with glioblastoma remains poor, with a five-year survival rate of less than 10%. The global glioblastoma multiforme treatment market is projected to increase from $ 5.1 billion in 2020 to an estimated $ 10.2 billion by 2030, growing at a compound annual growth rate of 12.8% during the forecast period, according to a report by Vision Research Reports.

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Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

About BullFrog AI

BullFrog AI is a technology-enabled drug development company that creates and analyzes networks of biological, clinical, and real-world data spanning from early discovery to late-stage clinical trials. Through its partnerships with leading research institutions, BullFrog AI is at the forefront of AI-driven drug development using its proprietary bfLEAP™ artificial intelligence platform. BullFrog AI is deploying bfLEAP™ for use at several critical stages of development with the intention of streamlining data analytics in therapeutics development, decreasing the overall development costs by decreasing failure rates for new therapeutics.

For more information visit BullFrog AI at

Website: https://bullfrogai.com

LinkedIn: https://www.linkedin.com/company/bullfrogai/

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

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SOURCE: BullFrog AI Holdings, Inc.

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